Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Walter R. Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2016

THIRD QUARTER RESULTS

Houston, Texas – August 4, 2016 – Geospace Technologies Corporation (NASDAQ Global: GEOS) today announced a net loss of $11.7 million, or $0.89 per diluted share, on revenue of $17.7 million for its fiscal quarter ended June 30, 2016. This compares with a net loss of $8.6 million, or $0.66 per diluted share, on revenue of $19.8 million for the same period of the prior year.

For the nine months ended June 30, 2016, the company recorded revenue of $45.7 million and a net loss of $33.7 million, or $2.58 per diluted share. For the comparable period last year, the company recorded revenue of $68.9 million and a net loss of $19.2 million, or $1.48 per diluted share.

Walter R. (“Rick”) Wheeler, Geospace Technologies’ President and CEO said, “When compared to last year’s third quarter, revenue for our third quarter ended June 30, 2016 decreased by 10%. Sequentially, revenue in our third quarter increased 18% over the second quarter. While this marks the second consecutive quarter of increasing revenue, very low demand exists for sales of our seismic equipment products and the overall seismic market remains significantly depressed. Though we strive for this trending improvement in revenue, we do not believe it provides a strong signal of recovery in the seismic equipment marketplace.”

“Revenue generated in the third quarter for our traditional seismic products was $2.5 million, a sequential reduction of 21% from the second quarter and a decline of 60% from last year’s third quarter. For the nine-months ended June 30, 2016, traditional seismic product revenue totaled $10.7 million, a decline of 55% from the same period last year. Sales of our traditional seismic products have historically varied in direct relation to the ongoing level of industrywide seismic activities. Revenue declines for these products in both periods are direct evidence of the continued low demand for seismic equipment in a market comprised of greatly reduced levels of seismic exploration activity.”

“Our wireless seismic products generated revenue of $6.6 million in the third quarter. This is a sequential increase of 39% over the second quarter and an increase of 9% over the third quarter of the previous fiscal year. The increase is primarily the result of $4.1 million of revenue from the large OBX rental contract we announced back in October 2015. The rental contract commenced in our second fiscal quarter and transitioned into full operation in the third quarter. This contract is expected to run into the next fiscal year’s first quarter ending December 31, 2016. Wireless seismic product revenue for the first nine months of fiscal year 2016 totaled $13.2 million, a decline of 45% from the same period a year ago. When comparing the two periods, last year’s nine-month span includes $3.0 million of revenue from a non-refundable deposit toward a cancelled OBX order. However, the primary reason for revenue decline in the current period is the significant reduction in demand that has occurred for these products, especially those used for land seismic surveys. In the first nine months of fiscal year 2016, only 3,000 additional channels of our wireless land GSX system have been sold compared to 7,000 channels sold during last year’s comparable period. Demand for these products will remain low so long as oil and gas companies continue their suspension of onshore seismic imaging and exploration.”

“Revenue from our reservoir seismic products was $0.5 million in the third quarter, a decline of 19% or $0.1 million from the second quarter, and a drop of 61% when compared to last year’s third quarter. In the first nine months of fiscal year 2016, these products saw a similar revenue decline of 61% compared to the same nine months a year ago. These declines are attributable to much lower demand for borehole seismic tools and repairs due to the reduced level of our customer’s monitoring hydraulic fracturing activities. Note that in none of these periods were there any permanent reservoir monitoring (PRM) projects underway. With this in mind, lower levels of revenue in our reservoir product segment are expected to continue so long as there are no performing PRM projects. We do not expect any PRM revenue-producing opportunities to arise in the current fiscal year.”

“In the third quarter we generated $8.0 million of revenue from our non-seismic products, a sequential increase of 27% over the previous quarter. Compared to last year’s third quarter, this represents a revenue increase of 31%. In the first nine months of fiscal year 2016, our non-seismic revenue was $19.7 million, an increase of 19% over the same period last year. Although revenue from these products for any given period can vary up or down, we are very pleased that the acceptance of and demand for many of these products continues to show future growth potential.”

“As in previous quarters, the third quarter saw gross profits eroded by unabsorbed costs tied to fixed factory overhead and depreciation expenses associated with our underutilized rental fleet. In addition, for the third quarter ended June 30, 2016, we recorded non-cash charges of $1.0 million for the impairment of certain components of our rental equipment, and $2.2 million for additional inventory obsolescence expense. The combination of these costs in conjunction with lower revenue is the primary contributor to our operating loss for the third quarter.”

“Relative to this year’s second quarter and last year’s third quarter, and excluding the impact of bad debt expense, our operating expenses for the third quarter dropped by 6% and 5%, respectively. For the first nine months of fiscal year 2016, and again excluding the impact of volatile bad debt expenses, our operating expenses decreased by 4% from the same nine month period last year. These declines are a direct result of cost reduction efforts implemented earlier in the fiscal year.”

“Contributing to our net loss for the quarter and year-to-date periods were provisions of $3.4 million and $5.9 million, respectively, for valuation allowances placed against our U.S. and Canadian deferred tax assets which are considered impaired for financial reporting purposes. Should we return to the profitability levels seen in recent years, management expects that some or all of these deferred tax assets will be restored and utilized to offset such taxable profits.”

“In response to the precipitous reduction in oil prices that began in late 2014 and the extreme volatility in pricing that has persisted since then, oil and gas companies have all but withdrawn from the seismic exploration that is necessary to find and exploit new reserves. Furthermore, there are no strong market indicators in the current environment for this to change right away. In light of such decreased seismic industry activity, the number of opportunities for seismic service contractors – our customers – is scarce. With so few seismic projects underway, many of which are smaller in scope, crew counts and asset utilization have fallen tremendously. This has created a surplus of available seismic equipment which in turn has all but eliminated immediate demand for our seismic instruments and related products. As a result, fiscal year 2016 is proving to be perhaps the most commercially challenging year in our company’s history. Nonetheless, we firmly believe that in order for the oil and gas industry to continue supplying the world’s growing energy needs, seismic exploration for new reserves and seismic imaging to characterize existing reserves will have to resume. Our products are known to accomplish these activities in the most proven and cost effective ways. Combining our technology leadership with $39 million in cash and short-term investments, no long term debt, and an untapped $30 million credit facility, we believe that we are in a good position to take advantage of the inevitable seismic market recovery when it occurs.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2016 third quarter results on August 5, 2016, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (888) 632-3384 (US) or (785) 424-1675 (International). Please reference the conference ID: GEOSQ316 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenue, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenue:
Products	$12,594	$15,467	$34,452	$58,763
Rental equipment	5,084	4,284	11,294	10,096

Total revenue	17,678	19,751	45,746	68,859

Cost of revenue:
Products	15,894	19,233	46,252	59,248
Rental equipment	4,684	3,824	13,390	11,522

Total cost of revenue	20,578	23,057	59,642	70,770

Gross profit (loss)	(2,900)	(3,306)	(13,896)	(1,911)
Operating expenses:
Selling, general and administrative expenses	5,125	5,469	16,316	17,291
Research and development expenses	3,441	3,564	10,556	10,556
Bad debt expense (recovery)	549	112	(74)	1,130

Total operating expenses	9,115	9,145	26,798	28,977

Loss from operations	(12,015)	(12,451)	(40,694)	(30,888)

Other income (expense):
Interest expense	(7)	(36)	(18)	(255)
Interest income	84	138	252	312
Foreign exchange gains (losses), net	(678)	(567)	(9)	1,621
Other, net	(16)	(24)	(50)	(137)

Total other income (expense), net	(617)	(489)	175	1,541

Loss before income taxes	(12,632)	(12,940)	(40,519)	(29,347)
Income tax benefit	(978)	(4,376)	(6,858)	(10,156)

Net loss	$(11,654)	$(8,564)	$(33,661)	$(19,191)

Loss per common share:
Basic	$(0.89)	$(0.66)	$(2.58)	$(1.48)

Diluted	$(0.89)	$(0.66)	$(2.58)	$(1.48)

Weighted average common shares outstanding:
Basic	13,051,916	13,002,916	13,042,000	12,994,391

Diluted	13,051,916	13,002,916	13,042,000	12,994,391

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

ASSETS	June 30, 2016	September 30, 2015
Current assets:
Cash and cash equivalents	$11,526	$22,314
Short-term investments	27,254	18,112
Trade accounts receivable, net	12,010	12,693
Current portion of notes receivable	2,179	2,004
Income tax receivable	10,511	17,369
Inventories, net	110,122	124,800
Prepaid expenses and other current assets	5,736	1,295

Total current assets	179,338	198,587
Rental equipment, net	36,875	46,036
Property, plant and equipment, net	45,567	48,709
Deferred income tax assets, net	201	4,554
Non-current notes receivable	1,915	1,516
Prepaid income taxes	2,998	4,095
Other assets	15	95

Total assets	$266,909	$303,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$2,221	$4,077
Accrued expenses and other current liabilities	7,392	9,679
Deferred revenue	89	165
Income tax payable	112	3

Total current liabilities	9,814	13,924
Deferred income tax liabilities	40	44

Total liabilities	9,854	13,968

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	133	131
Additional paid-in capital	76,702	74,160
Retained earnings	194,617	228,278
Accumulated other comprehensive loss	(14,397)	(12,945)

Total stockholders’ equity	257,055	289,624

Total liabilities and stockholders’ equity	$266,909	$303,592

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	June 30, 2016	June 30, 2015
Cash flows from operating activities:
Net loss	$(33,661)	$(19,191)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income expense (benefit)	4,211	(3,458)
Depreciation expense	15,206	14,777
Impairment of rental assets	998	—
Accretion of discounts on short-term-investments	89	174
Stock-based compensation expense	3,934	3,434
Bad debt expense (recovery)	(74)	1,130
Inventory obsolescence expense	6,414	2,566
Write-down of inventories	617	—
Gross profit from sale of used rental equipment	(229)	(1,658)
Gain on disposal of property, plant and equipment	—	(2)
Realized loss on short-term investments	4	—
Excess tax expense from stock-based compensation	(1,390)	(1,065)
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	72	7,314
Income tax receivable	6,858	(6,829)
Inventories	3,066	5,274
Prepaid expenses and other current assets	(4,435)	2,832
Prepaid income taxes	1,097	1,333
Accounts payable trade	(1,844)	(1,827)
Accrued expenses and other	(2,062)	(8,127)
Deferred revenue	(74)	(3,412)
Income tax payable	109	(19)

Net cash used in operating activities	(1,094)	(6,754)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,206)	(2,046)
Investment in rental equipment	(504)	(3,784)
Proceeds from the sale of used rental equipment	1,280	4,547
Purchases of short-term investments	(20,800)	(4,281)
Proceeds from the sale of short-term investments	11,679	4,415

Net cash used in investing activities	(9,551)	(1,149)

Effect of exchange rate changes on cash	(143)	152

Decrease in cash and cash equivalents	(10,788)	(7,751)
Cash and cash equivalents, beginning of fiscal year	22,314	33,357

Cash and cash equivalents, end of fiscal period	$11,526	$25,606

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING LOSS

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Seismic segment revenue:
Traditional exploration products	$2,519	$6,323	$10,711	$23,613
Wireless exploration products	6,576	6,017	13,180	23,796
Reservoir products	472	1,198	1,751	4,503

	9,567	13,538	25,642	51,912
Non-seismic segment revenue	7,967	6,098	19,687	16,548
Corporate revenue	144	115	417	399

Total revenue	$17,678	$19,751	$45,746	$68,859

Operating income (loss):
Seismic segment	$(10,263)	$(10,253)	$(34,232)	$(23,382)
Non-Seismic segment	1,194	971	2,604	2,331
Corporate	(2,946)	(3,169)	(9,066)	(9,837)

Total operating loss	$(12,015)	$(12,451)	$(40,694)	$(30,888)